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                                DISTRIBUTION AGREEMENT

This Agreement is entered into this 18th day of January, 1999 by and between Saliva Diagnostic Systems, Inc. ("SDS"), Vancouver, Washington, USA; and Cadila Healthcare, Ltd. ("Cadila"), India.

RECITALS

SDS manufactures a series of diagnostic devices and tests using saliva and blood to test for the presence of a number of substances. These include Hema-Strip-TRADEMARK- HIV 1/2, Sero-Strip-TRADEMARK- HIV 1/2,
Saliva-Strip-TRADEMARK- HIV 1/2, which test for the presence of HIV and Stat-Simple-TRADEMARK- PYLORI.

A. SDS wishes to sell these devices ("the Products") through a Cadila who can demonstrate to SDS's satisfaction the capacity to sell the Products in substantial volumes and in a manner that will preserve and enhance the valuable reputation and goodwill associated with SDS and/or the Products.

B. Cadila wishes to be a distributor authorized to sell the Products in the Territory (see 1.1).

AGREEMENT

In consideration of the mutual promises below, the parties agree as follows:

     1.   APPOINTMENT

          1.1 TERRITORY. SDS appoints Cadila as it exclusive Distributor for the sale of the Products in the country/countries listed below (the "Territory"), provided certain performance standards are met by the Cadila, and the Cadila accepts such appointment subject to the terms and conditions set forth herein.

          Territory:   INDIA, NEPAL, BANGLADESH, AND SRI LANKA

          1.2 "The Products" includes existing products that are rapid strip tests in the format of Sero-Strip-TRADEMARK- HIV 1/2, Hema-Strip-TRADEMARK- HIV 1/2, Saliva-Strip-TRADEMARK- HIV 1/2 and Stat-Simple-TRADEMARK- PYLORI manufactured by SDS. Future products to be marketed or introduced in the territory by SDS shall be first offered to the Distributor.

          1.3 INDEPENDENT DISTRIBUTOR. Cadila is an independent business and neither has, nor will have, any power, right or authority, nor will Cadila represent that it has any power, right, or authority, to bind SDS or to assume or to create any obligation or responsibility, express or implied on behalf of SDS.
                Nothing stated in this Agreement shall be construed as constituting Cadila and SDS as partners, joint ventures or as creating relationships of employer and


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                employee, master and servant, or principal and agent between the parties.

          1.4 RIGHT TO DISTRIBUTE THE PRODUCTS. This Agreement gives Cadila the right to purchase the Products from SDS and to resell them to purchasers within the Territory in accordance with the terms and conditions of this Agreement. Cadila's compensation, if any, will come from the margin between the price it pays SDS for the Products and the price at which it sells those products. Cadila has no right to any compensation from SDS.

     2.   TERM.

     This Agreement shall take effect on the date first written above and shall be for a period of five (5) years, with a five (5) year renewal option to be negotiated 180 days prior to expiration of the first five (5) year term.

          2.1 INTENT. SDS intends that this Distribution Agreement would be transferred in the case of any change in ownership of SDS, and that the Cadila would continue to represent the products as approved in the Territory.

     3.   CADILA OBLIGATIONS.

          3.1 BEST EFFORTS. Cadila agrees to use its best efforts to sell the Products and to encourage the purchase of the Products by Cadila's customers in the Territory. Cadila agrees to sell no similar products in the Territory that has been defined in Section 1.1 and to sell no products that directly compete with SDS products.

     CADILA AGREES TO:

          3.2 Prominently display SDS products in technical exhibits, catalogs and sales bulletins.

          3.3   Submit to SDS Technical Support details of customer complaints.

          3.4 Maintain a dialog with SDS regarding customer satisfaction, market problems and opportunities, and competitive information.

          3.5 For planning and inventory control purposes only, provide a quarterly forecast of required products. Significant changes to the proposed forecast should be reported to SDS as early as possible to allow changes to SDS's manufacturing schedules.

          3.6   Provide marketing plan and update review quarterly.

          3.7 Provide SDS with competitive information which may influence market conditions.


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          3.8   Provide SDS with information on new legislation or other
          regulatory requirements (importation rules, labeling issues, etc.) likely to impact sales of the Products within the Territory.

          3.9 In the event of termination by either party, the business that is then in existence will be smoothly transferred to SDS or its designate, including, but not limited to, all samples, customer lists, literature and promotional materials then held by the Cadila.

          3.10 SALES FORCE. Cadila agrees to employ and maintain its own knowledgeable full-time sales force of sufficient size in relation to its anticipated sales volume. Cadila's sales staff will possess and maintain knowledge and expertise concerning the Products that is reasonably satisfactory to SDS.

          3.11 REGULATORY APPROVAL; VALIDATION STUDY. Cadila is responsible for obtaining all Government regulatory approvals (if any) necessary to market the Products in the Territory. As part of the approval process, Cadila shall conduct validation studies of the Products in the Territory if required by law in the Territory, and in accordance with a protocol mutually agreed upon by Cadila and SDS. Cadila agrees that the results of those validation studies shall be made available to SDS, who at its sole discretion may choose to use the data in support of other clinical trials, including, but not limited to, US FDA trials.

          3.12 FAILURE TO GAIN APPROVAL IN A TERRITORY. If for any reason and for any product, any of the clinical trials fail in any of the assigned territories, such failure will mutually void this Cadila Agreement for that product in that specific country. The Agreement for other products in the territory will still remain in full force and effect for approved products.

          3.13 INTERNET SALES. Cadila agrees that it will not embark upon sales over the Internet without the express written permission of SDS. Cadila and SDS will work together to produce a suitable Internet strategy for marketing the products, if appropriate in the Territory, which does not infringe any local or International rules or guidelines.

     4.   SDS OBLIGATIONS.

          4.1 SALES OF THE PRODUCTS. SDS agrees to sell the Products to Cadila with at least three-fourths (3/4ths) shelf life available on delivery to Cadila, pursuant to orders SDS receives from Cadila in accordance with the terms of this Agreement. Cadila shall not sell, market or otherwise transfer the products outside the territory, nor shall it sell, market or otherwise transfer the products to any third persons when it knows, or has reason to know, that said third persons intend to sell, market or otherwise transfer the products outside the territory.

          4.2 TECHNICAL SUPPORT. SDS agrees to provide Cadila with reasonable technical support and advice for marketing the Products, if requested.


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          4.3   TECHNICAL DATA AND ASSISTANCE.  SDS agrees to provide Cadila with all technical data and assistance reasonably required by the Government in the Territory in order to receive regulatory approval to market the Products, provided that SDS shall not be obligated to disclose such information if it cannot be assured that (a) the information will be treated confidentially in the manner described in
          Section 14 and (b) the information shall not be publicly available. All information provided to the Governments within the Territory or their Cadila clients shall be considered confidential and subject to the provisions of Section 13.

          4.4 Provide technical training and support to the Cadila and will make its facility in Vancouver, Washington, USA available to Cadila representatives and/or customers.

     5.   PRICES/SHIPMENT.

          5.1 SDS will sell Sero Strip for $0.80 USD/test FOB Vancouver, Washington, USA. Cadila is required to have full value insurance in place for all products shipped from SDS.





     6.   PAYMENT TERMS.

  Cadila will pay the full purchase price, including the cost of shipping incurred by SDS, if any, which SDS voluntarily incurs on Cadila's behalf, for product "FOB site of Manufacture." Cadila will prepay the full purchase price for 40,000 tests per month for the first two months following receipt of Form 10, or in any event no later than 4 weeks following receipt of Form 9.

Payment for subsequent orders will be by Draft Against Documents ("DA"), with funds to be wired 30 days following receipt of faxed shipping documents from SDS by the Bank. Wire transfer will be initiated no later than on the 30th day following receipt of faxed shipping documents, as above, from the Bank of Baroda.

Funds shall be wired to:

                          First Independent Bank
                          Battle Ground Branch
                          Battle Ground, Washington USA
                          ABA 123-305-378
                          SWIFT number: BOFAUS6P
                          Account of: Saliva diagnostic Systems, Inc.
                          Account Number: 02-002093
                          Bank phone: 360-699-4348
                          Attention: Mary Ellen White, Branch Manager



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or to whatever bank SDS subsequently identifies to Cadila.  SDS shall expeditiously send original shipping documents to Cadila's Bank.

     7.   MINIMUM PURCHASE QUOTAS.

          7.1 FIRST TWO YEARS: SeroStrip: 40,000 per month and total of 400,000 tests in year-1 and 560,000 tests in year-2. HemaStrip HIV and H. Pylori: quotas to be negotiated within three months of the signing of this Agreement.

          7.2 SUBSEQUENT YEAR. Cadila and SDS will establish a minimum purchase quota for each of the subsequent years of this Agreement within three months prior to the beginning of the third year.

     8.   PATENT AND TRADEMARK PROTECTION.

          8.1 PATENT ASSISTANCE. SDS is pursuing the possibility of patent or similar protection under the laws of the United States, and other countries. Cadila will provide SDS with reasonable assistance in obtaining patent rights in the Territory, and acknowledges the validity of any such rights.

          8.2 USE OF TRADEMARKS. Cadila acknowledges that the trademark Sero-Strip-TRADEMARK- HIV 1/2, Hema-Strip-TRADEMARK- HIV 1/2, Saliva-Strip-TRADEMARK- HIV 1/2 and Stat-Simple-TRADEMARK- PYLORI and other trademarks and registrations and design marks used by SDS are the sole property of SDS. Cadila shall not use SDS's trademarks and registrations except in the normal course of advertising or selling the Products and except in the manner approved by SDS. Upon termination of this Agreement, Cadila shall cease completely all use of SDS's trademarks. Cadila will immediately inform SDS by written notice of any infringement of SDS's trademarks and registrations that Cadila becomes aware of and, at SDS's request and expense, cooperate with SDS as SDS deems it necessary to protect its trademarks and registrations against such infringement.

     9.   WARRANTY AND DISCLAIMER.

          9.1 PRODUCT DESCRIPTION AND SPECIFICATIONS. the Products are warranted to Cadila to be consistent with the product description and specifications supplied to Cadila. Units that do not conform will be replaced by SDS without charge, or shall refund the Landed costs of the units of the products that do not conform to specifications, unless nonconformation is due to the actions of Cadila or a third party.

          9.2   LIMITED WARRANTY, INDEMNIFICATION, ETC.

                a) SDS warrants that the products delivered to Cadila conform to the specifications of the products as described in the respective product protocols (package inserts) (i) at the time of delivery and (ii) for at least twelve (12) months from the date of manufacture provided that the products are stored under proper conditions



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                according to the specifications and other instructions provided by SDS.

                In the event that the products do not conform to such specifications within the allotted time frame and such failure does not result from the fault, negligence or willful misconduct of the Cadila, SDS shall at its costs replace them immediately upon written request by Cadila.

                b) Cadila warrants that it will abide by all local rules and regulations in each country in which it sells the products.

                c) Cadila shall instruct its affiliates, subdistributors (if appropriate) and customers to store and handle the products in accordance with the specifications.

                Cadila shall not grant any warranty to any third party which exceeds the warranty granted herein without indemnifying SDS for such warranty.

                THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCT, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     10.  LIMITATION OF REMEDIES AND LIABILITY.

     SDS shall not be liable to Cadila or any person for SDS's failure to fill any orders, for error in filling orders, or for any delay in delivery. SDS's liability to Cadila for defective products is limited to SDS's obligations under Section 9 and its standard written warranty, if any. In no event shall SDS be liable for cost of procurement, substitute goods, loss of profits, or for any other special, consequential, or incidental damages, however caused.

     11.  TERMINATION.

          11.1 TERMINATION FOR CAUSE. Either party may terminate this Agreement for just cause: (a) upon any breach of this Agreement by the other party if the breach is not cured within ninety (90) days written notice of the breach or (b) immediately upon either party's insolvency, bankruptcy, suspension of business, assignment of assets for the benefit of creditors, voluntary dissolution, or appointment of a trustee for all or a substantial portion of the party's assets.

          11.2 FAILURE TO MEET MINIMUM QUOTAS. SDS may terminate this Agreement immediately upon Cadila's failure to make at least 80 percent of its yearly purchase requirements. Purchase requirements shall be 400,000 tests during year 1 and 560,000 tests during year 2.



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          11.3  SURVIVAL.  Upon termination or expiration of the term of this
          Agreement, the rights and obligations of the parties under this Agreement shall end, and neither party shall have any claim, including any claim for termination damages, against the other; provided, however, that the following obligations shall survive termination of the Agreement; (a) Cadila's payment obligations specified in
          Section 6; (b) Cadila's trademark protection obligations specified in
          Section 8; (c) SDS's warranty obligations specified in Section 9; (d) Cadila's indemnity obligations specified in Section 14.4; and (e) the mutual attorneys' fees obligation specified in Section 14.6.

     12.  TAXES, DUTIES, IMPORT PERMITS, APPROVALS.

     Cadila shall have the sole responsibility to pay all import duties and fees, taxes and other charges levied by Government authorities in the Territory upon or in connection with any transaction covered by this Agreement, including, without limitation, taxes on sales, use, transactions or inventory, and value-added taxes. Cadila shall have the sole responsibility to obtain all permits, licenses and approvals from Government authorities necessary to import and sell the Products in the Territory, or to return any of the Products to SDS. Cadila shall also have the sole responsibility to comply with any requirement to file this Agreement with any Government authority in the Territory or to obtain the approval of any Government authority in the Territory for this Agreement. If any Government authority in the Territory invalidates any portion of this Agreement, SDS shall have the option to terminate this Agreement immediately by written notice to Cadila.

     13.  CONFIDENTIAL INFORMATION.

          13.1 ACCESS TO INFORMATION. Cadila acknowledges that during the term of this Agreement, it may have access to proprietary information, trade secrets, and other confidential information of SDS, that such information is a valuable asset of SDS and that its disclosure or unauthorized use will cause SDS substantial harm. As used in this Agreement, the term "Confidential Information" means: (1) proprietary information of SDS; (2) information marked or designated by SDS as confidential; (3) information, whether or not in written form and whether or not designated as confidential, which is known to Cadila as being treated by SDS as confidential; and (4) information provided to SDS by third parties which it is obligated to keep confidential.

          13.2 NONDISCLOSURE AND NONUSE. Cadila agrees that it will not disclose to others or use any Confidential Information, unless and until, and then only to the extent that, such items become available to the public, other than by its act or failure to prevent accidental or negligent loss or release to any unauthorized person of the Confidential Information.

          13.3 REMEDIES. Notwithstanding the provisions of Section 14.8, in the event of the breach by Cadila of the terms of this Section 13, SDS shall be entitled to specific performance, including immediate issuance of a



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          temporary restraining order or preliminary injunction, and to any other remedies provided by law.

          13.4 DURATION. The obligations set forth in this Section 13 will continue beyond the term of this Agreement and for so long as Cadila possesses Confidential information.

     14.  GENERAL PROVISIONS.

          14.1 NONASSIGNMENT. Cadila will not assign, transfer, or sell its rights under this Agreement, or delegate its duties hereunder, without prior written consent of SDS. A transfer of a controlling interest in Cadila shall constitute an assignment. SDS will not assign, transfer, or sell its rights to this Agreemnt or delegate its duties hereunder without prior written consent of Cadila.

          14.2 ENTIRE AGREEMENT/MODIFICATION. This Agreement contains the entire Agreement between the parties, and unless otherwise provided in this Agreement, no modification or waiver of any of the provisions, or future representation, promise, or addition shall be binding upon the parties unless made in writing and signed by both parties. The terms and conditions of this Agreement will prevail over any inconsistent or additional terms contained in Cadila's purchase order or any other document.

          14.3 WAIVER. SDS may waive in writing any obligation Cadila has under this Agreement, but such a waiver will not affect SDS's right to require strict compliance with the Agreement in the future.

          14.4 INDEMNIFICATION/INSURANCE. Cadila and SDS shall indemnify and hold SDS and Cadila, their respective officers, directors, agents, and employees harmless from any claims, demands, loss, damage, liability, or expense, including attorneys' fees at trial, on appeal, and on any petition for review, arising out of the acts or omissions of Cadila or SDS, their agents or employees.

          14.5 NOTICES. Any notice or report shall be deemed given if delivered personally or by confirmed telex or facsimile to:

                    SDS (Saliva Diagnostic Systems, Inc.)
                    11719 N.E. 95th Street
                    Vancouver, WA 98682 USA
                    Phone 360-696-4800
                    FAX 360-254-7942



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                    Cadila Healthcare Ltd
                    201-203, 'Saffron',
                    Ambawadi,
                    Ahmedabad - 380 006, India
                    Phone: 656 43 73
                    FAX  : 656 16 59

          14.6 ATTORNEYS' FEES. In the event of a default under this Agreement, the defaulting party will be liable for all expenses in connection with the default, including without limitation attorneys' fees. Additionally, in the event any suit or action is brought to enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys' fees incurred at trial, on appeal, and on any petition for review, together with such other expenses, costs, and disbursements as may be allowed by law. Reasonable Attorneys' fees and costs payable under this Article shall be determined by the Arbitrator along with the award on merit. The Arbitrator shall have sole discretion to allow or not to allow fees and costs.

          14.7 GOVERNING LAW. The rights of the parties under this Agreement shall be governed by the laws of the United Kingdom, excluding choice of law rules and excluding the United Nations Convention on the International Sale of Goods.

          14.8 ARBITRATION. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination, or validity thereof, shall be settled by final and binding arbitration conducted in English in accordance with the United Nations
          Commission on International Trade Law Arbitration Rules as then in force. The appointing authority shall be the American Arbitration Association ("AAA"), and the arbitration shall take place in Vancouver, Washington, United States of America. The arbitration shall be heard and determined payable in United States Dollars, subject to any tax or any other deduction. The award shall include interest from the date of any breach or other violation of this Agreement. The arbitrators shall also fix an appropriate rate of interest from the date of the breach or other violation to the date when the award is paid in full. Th parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims and counterclaims presented to the tribunal. All notices to be given in connection with the arbitration shall be given pursuant to Section 14.5 of this Agreement.

15. FORCE MAJEURE. Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place it in breach of any term or condition of this Agreement to the other Party if such failure is caused by any cause beyond the reasonable control of such non-performing Party, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials,



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equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any Government entity acting with color of right; provided however, that the Party affected shall promptly notify the other Party for the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory solution to the problem, if applicable.


IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

For Cadila Healthcare, Ltd., India

/s/ D.D. Sanghavi
---------------------------------------------------------
                                     Date January 18, 1999
D.D. Sanghavi
Senior Vice President, Corporate Affairs and Administration


/s/ Arun Parikh
---------------------------------------------------------
                                     Date January 18, 1999
Arun Parikh
Vice President, Legal


For Saliva Diagnostic Systems, Inc.

/s/ Stefan L. Paskell
---------------------------------------------------------
                                     Date January 18, 1999
By:  Stefan L. Paskell
Executive Vice President
General Manager, SDS




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